Exhibit 5.1

June 4, 2014

Cimarex Energy Co.

1700 Lincoln Street, Suite 1800

Denver, Colorado 80203

Re:                             Cimarex Energy Co.
Registration Statement on Form S-3
File No. 333-183939

Ladies and Gentlemen:

We have acted as special counsel to Cimarex Energy Co., a Delaware corporation (the “Company”), and certain of its subsidiaries in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-183939) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company and the Guarantors (as defined below) of (i) up to $750,000,000 aggregate principal amount of 4.375% Senior Notes due 2024 (the “Securities”) of the Company to be issued under an Indenture (the “Base Indenture”), dated as of June 4, 2014, between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of June 4, 2014 among the Company, the subsidiaries of the Company listed on Exhibit A hereto and identified in the Registration Statement (the “Guarantors”) and the Trustee, and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated May 20, 2014, between the Company, the Guarantors and Wells Fargo Securities, LLC, as representative of the underwriters named in Schedule 1 thereto (the “Underwriters”) and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Securities pursuant to the Indenture.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and the Guarantors and other certificates and documents of officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies and that the Securities will conform to the specimen thereof we have reviewed.  We have also assumed that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Securities have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, (i) the Securities will be valid and binding obligations of the Company and (ii) the Guarantees of the Guarantors will be valid and binding obligations of the Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.                                    We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the Business Organizations Code of the State of Texas and (iii) the General Corporation Law of the State of Delaware.

B.                                    The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.                                    This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, any Guarantor or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement dated May 20, 2014, forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP

Signature Page

EXHIBIT A

GUARANTORS

Guarantor	Jurisdiction of Incorporation
Cimarex Energy Co. of Colorado	Texas
Cimarex Gas Gathering, Inc.	Texas
ConMag Energy Corporation	Texas
Key Production Company, Inc.	Delaware
Magnum Hunter Production, Inc.	Texas
Oklahoma Gas Processing, Inc.	Delaware
Prize Energy Resources, Inc.	Delaware